Exhibit 5.1

7 Times Square, Times Square Tower

New York, NY 10036

June 26, 2012

Alleghany Corporation

7 Times Square Tower

New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Alleghany Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $400 million principal amount of 4.950% Senior Notes due 2022 (the “Notes”) pursuant to the Indenture, dated as of September 20, 2010, as supplemented by the Second Supplemental Indenture, dated as of June 26, 2012 (such Indenture, as supplemented, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In connection therewith, we have examined (i) the Registration Statement on Form S-3 (File No. 333-169373) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated September 15, 2010, as supplemented by the prospectus supplement, dated June 21, 2012 (the “Prospectus Supplement”), relating to the Notes, as filed with the Commission on June 22, 2012, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”), and (iii) the Indenture. In addition, we have examined originals or copies, certified or otherwise and identified to our satisfaction, of resolutions of the Board of Directors of the Company or committees thereof and such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.

In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all such documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and representatives of the Company and public officials.

Alleghany Corporation

June 26, 2012

Based upon the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized and (assuming their due authentication by the Trustee), when they have been duly executed, issued and delivered in accordance with the terms of the Indenture, will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinions rendered herein are limited in all respects to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States. We express no opinion as to the effect of the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated June 21, 2012 filed with the Commission on June 26, 2012, which is incorporated by reference into the Registration Statement and the Prospectus, and to the use of our name under the caption “Validity of the Notes” in the Prospectus Supplement and “Legal Matters” in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DAY PITNEY

DAY PITNEY LLP